Registration No.___________

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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ---------------

                                   FORM S-8
                             REGISTRATION STATEMENT
                                    under
                          The Securities Act of 1933

                                ---------------

                      CATSKILL FINANCIAL CORPORATION
           (Exact name of registrant as specified in its charter)

           Delaware
  (State or other jurisdiction                         14-1788465
of incorporation or organization)          (I.R.S. Employer Identification No.)

                                341 Main Street
                           Catskill, New York 12414
                                (518) 943-3600
        (Address, including zip code, of principal executive offices)

                                ---------------

                         CATSKILL FINANCIAL CORPORATION
                      1996 STOCK OPTION AND INCENTIVE PLAN
                        1996 MANAGEMENT RECOGNITION PLAN
                           (Full title of the plans)

                                ---------------

                                                   with a copy to:
Mr. Wilbur J. Cross                                Jay L. Hack, Esq.
President, Chairman of the Board                   Serchuk & Zelermyer, LLP
and Chief Executive Officer                        81 Main Street
Catskill Financial Corporation                     White Plains, New York 10601
341 Main Street                                    (914) 761-2100
Catskill, New York 12414
(518) 943-3600

             (name and address, including zip code, telephone number
                     and area code of agent for service)

                                ---------------


CALCULATION OF REGISTRATION FEE

=============================================================================================================

Title of Securities     Amount to be       Proposed Maximum     Proposed Maximum             Amount of
to be Registered        Registered<F1>     Offering Price       Aggregate Offering Price     Registration Fee
                                           Per Share<F2>

Common Stock,
$0.01 par value         796,145 shares     $17.81               $14,179,342                  $4,889

=============================================================================================================


<F1> Equal to the number of shares of common stock of the Registrant issuable in connection with the Catskill Financial Corporation 1996 Stock Option and Incentive Plan and the Catskill Financial Corporation 1996 Management Recognition Plan (the "Plans"). This registration statement also covers an undetermined number of shares of common stock that, by reason of certain events specified in the Plans, may become issuable through the use of certain anti-dilution provisions.

<F2> Estimated solely for purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act, pursuant to which shares subject to outstanding options are deemed to be offered at the prices at which such options may be exercised and restricted shares and shares that may be acquired upon exercise of options granted in the future are deemed to be offered at $17.81 per share, the average of the daily high and low sales prices of common stock of the Registrant on the Nasdaq Stock Market at the close of trading on December 9, 1997.


PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1. Plan Information.

Not required to be filed with the Securities and Exchange Commission (the "Commission").

ITEM 2. Registrant information and employee plan annual information.

Not required to be filed with the Commission.

Note: The document containing the information specified in this Part
I will be sent or given to employees as specified by Rule 428(b)(1).
Such document need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of
Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended ("Securities Act").

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of documents by reference.

The following documents and information heretofore filed with the Commission by the Registrant (File No. 0-27650) are incorporated by reference in this registration statement:

(1) the description of the Registrant's common stock (the "Common
Stock") contained in the Registrant's Registration Statement on Form 8-A which was filed on January 30, 1996 with the Commission pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act"); and

(2) the Registrant's Annual Report (the "Annual Report") on Form 10-K for the fiscal year ended September 30, 1996, which was filed with the Commission pursuant to the Exchange Act.

(3) The Registrant's definitive Proxy Statement for its Special Meeting of Stockholders held on October 24, 1996.

(4) all other reports filed by the Registrant pursuant to Section
12 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the date of the termination of the offering of the Common
Stock offered hereby shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. Description of Securities.

Not applicable.

ITEM 5. Interests of Named Experts and Counsel.

Not applicable.

ITEM 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law ("DGCL") inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such person against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him against such liability under Section 145.

Article 11 of the Registrant's Certificate of Incorporation provides that a director shall not be personally liable to the Registrant or its stockholders for damages for breach of his fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is expressly prohibited by the DGCL. Article 11 of the Registrant's Certificate of Incorporation requires the Registrant, among other things, to indemnify to the fullest extent permitted by the DGCL, any person who is or was or has agreed to become a director or officer of the Registrant, who was or is made a party to, or is threatened to be made a party to, or has become a witness in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including actions or suits by or in the right of the Registrant, by reason of such agreement or service or the fact that such person is, was or has agreed to serve as a director, officer, employee or agent of another corporation or organization at the request of the Registrant.

Article 11 also empowers the Registrant to pay for expenses incurred by directors and officers in defending and proceeding, and to purchase and maintain insurance to protect itself and its directors and officers, and those who were or have agreed to become directors or officers, against any liability, regardless of whether or not the Registrant would have the power to indemnify those persons against such liability under the law or the provisions set forth in the Certificate of Incorporation. The Registrant is also authorized by its Certificate of Incorporation to enter into individual indemnification contracts with directors and officers. The Registrant currently maintains directors' and officers' liability insurance consistent with the provisions of the Certificate of Incorporation.

ITEM 7. Exemption from Registration Claimed.

Not applicable.

ITEM 8. Exhibits.

4 Certificate of Incorporation of Catskill Financial Corporation, incorporated by reference to the Registrant's Registration Statement on Form S-1, as amended (Registration No. 33-81019).

5 Opinion of Serchuk & Zelermyer, LLP, counsel for Registrant, as to the legality of the securities being registered.

23.1 Consent of Serchuk & Zelermyer, LLP (included in Exhibit 5 hereof).

23.2 Consent of KPMG Peat Marwick LLP.


ITEM 9. Undertakings.

A. Rule 415 Offering. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. Filings Incorporating Subsequent Exchange Act Documents by Reference. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Incorporated Annual and Quarterly Reports. The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

D. Filing of Registration on Form S-8. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant for expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Catskill, State of New York on December 10, 1997.

                   CATSKILL FINANCIAL CORPORATION
                   (Registrant)


                   By: /s/ Wilbur J. Cross
                   ---------------------------
                   Wilbur J. Cross
                   President, Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



SIGNATURE                          TITLE                                   DATE

                                   President, Chairman of the Board        December 10, 1997
/s/Wilbur J. Cross                 and Chief Executive Officer
---------------------------        (Principal Executive Officer)
Wilbur J. Cross                    and Director


/s/ Richard A. Marshall            Director                                December 10, 1997
---------------------------
Richard A. Marshall


/s/ Allan D. Oren                  Director                                December 10, 1997
---------------------------
Allan D. Oren


/s/ Edward P. Stiefel              Director                                December 10, 1997
---------------------------
Edward P. Stiefel


/s/ David J. DeLuca                Vice President and                      December 10, 1997
---------------------------        Chief Financial Officer
David J. DeLuca                    (Principal Financial Officer
                                   and Principal Accounting Officer)



EXHIBIT INDEX


EXHIBIT
NUMBER                       DESCRIPTION                                         PAGE NO.


4                            Certificate of Incorporation of Catskill
                             Financial Corporation, incorporated by
                             reference to the Registrant's Registration
                             Statement on Form S-1, as amended
                             (Registration No. 33-81019), which was
                             filed with the Commission pursuant to
                             the Securities Act.

5                            Opinion of Serchuk & Zelermyer, LLP,
                             counsel for Registrant, as to the legality of the securities being registered.

23.1                         Consent of Serchuk & Zelermyer, LLP
                             (included in Exhibit 5 hereof).

23.2                         Consent of KPMG Peat Marwick LLP.


Exhibit 5

[LETTERHEAD OF SERCHUK & ZELERMYER, LLP]
81 Main Street
White Plains, NY 10601
(914) 761-2100

December 10, 1997
Catskill Financial Corporation
341 Main Street
Catskill, New York 12414

Re: Catskill Financial Corporation
1996 Stock Option and Incentive Plan
1996 Management Recognition Plan

Dear Sir/Madam:

We have acted as counsel for Catskill Financial Corporation, a Delaware corporation (the "Corporation"), in connection with the filing of a registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement") with respect to 796,145 shares of its common stock, par value $.01 per share (the "Shares"), of which up to 568,675 shares may be issued upon the exercise of options granted pursuant to the Catskill Financial Corporation 1996 Stock
Option and Incentive Plan (the "Stock Option Plan") and up to 227,470 shares may be awarded pursuant to the Catskill Financial Corporation 1996 Management Recognition Plan (the "MRP"). In rendering the opinion set forth below, we do not express any opinion concerning law other than the federal law of the United States and the corporate law of the states of New York and Delaware.

We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments as we have deemed necessary or advisable for purposes of this opinion. As to matters of fact, we have examined and relied upon the Stock Option
Plan and the MRP (collectively, the "Plans") described above and, where we have deemed appropriate, representations or certificates of officers of the Corporation or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies.

Based on the foregoing, we are of the opinion that the Shares which are being registered pursuant to the Registration Statement have been duly authorized and, when issued and paid for in accordance with the terms of each of the respective Plans, all such Shares will be validly issued, fully paid and non-assessable.

In rendering the opinion set forth above, we have not passed upon and do not purport to pass upon the application of "doing business" or securities or "blue-sky" laws of any jurisdiction (except federal securities law).

This opinion is given solely for the benefit of the Corporation and the purchasers of the Shares pursuant to the terms of the respective Plans, and no other person or entity is entitled to rely hereon without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our Firm's name therein.

Very truly yours,

SERCHUK & ZELERMYER, LLP

By /s/ Serchuk & Zelermyer, LLP

Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Catskill Financial Corporation

We consent to incorporation by reference in the Registration Statement on Form S-8 for the Catskill Financial Corporation 1996 Stock Option and Incentive Plan and 1996 Management Recognition Plan of our report dated November 1, 1996, relating to the consolidated statements of financial condition of Catskill Financial Corporation and subsidiary as of September 30, 1996 and 1995, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1996, which report appears in the September 30, 1996 Annual Report on Form
10-K, as amended by Form 10-K/A, of Catskill Financial Corporation.
Our report refers to the adoption of the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

/s/ KPMG Peat Marwick LLP
-------------------------
KPMG Peat Marwick LLP

Albany, New York
December 10, 1997